Exhibit 4.3

      AGREEMENT made as of _____________, 2005 between GENERAL DATACOMM INDUSTRIES, INC., a Delaware corporation having offices at 6 Rubber Avenue, Naugatuck, Connecticut 06770("Grantor") and ______________ ("Optionee").

                                   WITNESSETH:

      WHEREAS, Grantor is desirous of inducing Optionee to continue employment by the Grantor,

      NOW THEREFORE, in consideration of the promise of the Optionee to remain in the service of the Grantor at the pleasure of the Board of Directors at such compensation as the Board or the Chairman of the Board shall reasonably determine, and for other good and valuable consideration, the Grantor hereby grants the Optionee Stock Options to purchase common stock of the Grantor on the following terms and conditions:

l. OPTION. Pursuant to its non-qualified 2005 Stock and Bonus Plan (the "Plan"), the Grantor hereby grants to the Optionee the option to purchase up to ________ shares of common stock, par value .01 cent per share, of the Grantor to be issued upon the exercise hereof, fully paid and non-assessable, during the following periods.

(a) No shares may be purchased prior to the expiration of twelve (12) months from the date of this option (unless otherwise authorized by the Stock Option Committee of the Board of Directors) or after ten (10) years from the date thereof.

(b) All or any part of ______ shares may be purchased during the period commencing ____________, 2006 and terminating at 5:00 p.m. on _________, 2015.

(c) All or any part of ____shares may be purchased during the period Commencing ____________, 2007 and terminating at 5:00 p.m. on _________, 2015

(d) All or any part of ____shares may be purchased during the period commencing ____________, 2008 and terminating at 5:00 p.m. on _________, 2015.

(e) All or any part of ____ shares may be purchased during the period commencing ____________, 2009 and terminating at 5:00 p.m. on _________, 2015.

(f) All or any part of ____ shares may be purchased during the period commencing ____________, 2010 and terminating at 5:00 p.m. on _________, 2015.

2. PURCHASE PRICE. The purchase price shall be _________ cents ($. ) per share, payable in cash or by check (subject to collection) to the Grantor. The Grantor shall pay all original issue or transfer taxes on the exercise of this option and all other fees and expenses necessarily incurred by the Grantor in connection therewith.

3. EXERCISE OF OPTION. The Optionee shall notify the Grantor by certified or registered mail addressed to its principal offices as to the number of shares which Optionee desires to purchase under the options herein granted, which notice shall be accompanied by payment by cash or check of the option price therefore as specified in paragraph 2 above. As soon as possible thereafter the Grantor shall, at its principal office, tender to Optionee certificates issued in the Optionee's name evidencing the shares purchased by the Optionee.

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4. OPTION CONDITIONED ON CONTINUED EMPLOYMENT.

(a) Each of the aforesaid options shall terminate and be void if the Optionee is not in the employ of the Grantor on the date in which such option is first exercisable.

(b) The Optionee shall have the right to purchase the shares as to which the options shall become exercisable only while Optionee is employed by the Grantor, except if the Optionee's employment has terminated by the Grantor without cause or for Normal Retirement by the Optionee, the options may be exercised to the extent that they are exercisable upon the effective date of such termination, at any time within three (3) months after the date of termination but in no event after the expiration of the last option herein contained, provided if employment is terminated for cause or by the Optionee voluntarily other than for disability or Normal Retirement, as defined in the Plan, the options shall immediately terminate.

5. DIVISIBILITY AND NON-ASSIGNABILITY OF THE OPTIONS.

(a) The Optionee may exercise the options herein granted from time to time during the periods of their respective effectiveness with respect to any whole number of shares included therein.

(b) The Optionee may not give, grant, sell, exchange, transfer legal title, pledge, assign or otherwise encumber or dispose of the options herein granted or any interest therein, otherwise than by will or the laws of descent and distribution, and these options, or any of them, shall be exercisable during Optionee's lifetime only by the Optionee.

(c) In the event of the Optionee's death (i) while employed by the Grantor or
(ii) within three (3) months of the termination of Optionee's employment without cause by Grantor or by Optionee for Normal Retirement or (iii) following termination for permanent and total disability but excluding termination either for cause or voluntarily by the Optionee for other than disability or Normal Retirement, then (x) under (i), (ii) and (iii) above, all of the unexercised outstanding options granted under this Agreement shall automatically be accelerated and become fully vested and exercisable and (y) Optionee's estate, or any person who acquired the right to exercise such option by bequest or inheritance or by reason of the death of the Optionee, shall have the right at any time but not after January 25, 2015 to exercise this option in full notwithstanding the vesting schedule in paragraph 1.

(d) In the event of the Optionee's permanent and total disability while employed by the Grantor, all of the unexercised outstanding options granted under this Agreement shall automatically be accelerated and become fully vested and exercisable and the Optionee shall have the right at any time after cessation of Optionee's employment, but not after January 25, 2015, to exercise this option in full notwithstanding the vesting schedule in paragraph 1.

      For this purpose, the Optionee shall be considered permanently and totally disabled if Optionee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months. The Optionee shall not be considered permanently and totally disabled unless Optionee furnishes proof of the existence thereof in such form and manner and at such times as the Stock Option Committee of the Board of Directors administering the Plan may require.

      The Optionee agrees that said committee's determination as to whether the Optionee is permanently and totally disabled shall be final and absolute, and not subject to question by the Optionee, a representative of the Optionee, or the Grantor.

6. STOCK AS INVESTMENT. By accepting this option the Optionee agrees for the Optionee, Optionee's heirs and legatees that, unless the shares have been registered under the Securities Act of 1933, as amended, any and all shares purchased hereunder shall be acquired for investment and not for distribution, and upon the issuance of any or all of the shares subject to the option granted hereunder, the Optionee, or Optionee's heirs or legatees receiving such shares, shall deliver to the Grantor a representation in writing that such shares are being acquired in good faith for investment and not for distribution. Grantor may place a "stop transfer" order with respect to such shares with its transfer agent and place an appropriate restrictive legend on the stock certificate unless such shares are registered.

7. RESTRICTION ON ISSUANCE OF SHARES. The Grantor shall not be required to issue or deliver any certificate for shares of its capital stock purchased upon the exercise of this option:

(a) prior to the admission of such shares to listing on any stock market or exchange on which the stock may at that time be listed and, in the event of the exercise of this option with respect to any shares of stock subject hereto, the Grantor shall make prompt application for such listing;

(b) unless the prior approval of such sale or issuance has been obtained from any state regulatory body having jurisdiction; or

(c) unless the shares with respect to which the option is being exercised have been registered under the Securities Act of 1933, as amended, or are exempt from registration.

8. ADJUSTMENT OF SHARES.

(a) If additional shares of common stock are issued by the Grantor pursuant to a stock split or stock dividend or distribution in excess of 5% in the aggregate in any one fiscal year of the Grantor, the number of shares of common stock then covered by each option granted herein shall be increased proportionately with no increase in the total purchase price of the shares then so covered. In the event that the shares of common stock of the Grantor are reduced at any time by a combination of shares, the number of shares of common stock then covered by each option granted herein shall be reduced proportionately with no reduction in the total price of the shares then so covered. If the Grantor shall be reorganized, consolidated or merged with another corporation, or if all or substantially all of the assets of the Grantor shall be sold or exchanged, the Optionee shall, at the time of issuance of the stock under such a corporate event, be entitled to receive upon the exercise of his option, the same number and kind of shares of stock or the same amount of property, cash or securities as he would have been entitled to receive upon the happening of any such corporate event as if he had been, immediately prior to such event, the holder of the number of shares covered by this option. No option adjustment shall be made for stock dividends, stock distributions or stock splits which are not in excess of 5% in any one fiscal year in the aggregate (even though the cumulated total of such stock dividends, distributions or splits over the life of an option may be in excess of 5% in the aggregate), cash dividends or the issuance to stockholders of the Company of rights to subscribe for additional common stock or other securities.

(b) Any adjustment in the number of shares shall apply proportionately to only the unexercised portion of an option granted hereunder. If fractions of a share would result from any such adjustment, the adjustment shall be revised to the next higher whole number of shares.

9. NO RIGHTS IN OPTION STOCK. Optionee shall have no rights as a stockholder in respect of shares as to which the option shall not have been exercised and payment made as herein provided and shall have no rights with respect to such shares not herein provided.

10. NO CONTRACT OF EMPLOYMENT. Optionee further represents, covenants and warrants this Agreement does not constitute a contract of employment with the Grantor or any of its subsidiaries or affiliates, nor does it give the Optionee any right to be employed by the Grantor, and that unless Optionee has a written contract of employment signed by the Grantor, Optionee's employment is terminable at will by Grantor, with or without cause.

11. BINDING EFFECT. Except as herein otherwise expressly provided, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their legal representatives and assigns.

12. JURISDICTION OF DISPUTES. The appropriate Federal or State Courts of or located in the State in which the Grantor has its principal executive offices shall have exclusive jurisdiction of all disputes arising under this Agreement.

13. COVENANT NOT TO COMPETE AND CANCELLATION AND RESCISSION OF OPTIONS. As a condition for acceptance of this Agreement, Optionee agrees that during the one
(1) year period following Optionee's termination of employment for any reason (excluding any such termination by Grantor without cause), Optionee shall not, directly or indirectly, work for or render any services to any person, firm or business located within a 150 mile radius of Grantor's Corporate office in Naugatuck, Connecticut or the Optionee's place of employment as approved by the Stock Option Committee which offers products and/or services competitive to the products and/or services of Grantor. Upon termination, in order to ascertain if future employment would be deemed to be in non-compliance with this covenant, an Optionee should notify the Grantor as to Optionee's future employer and make a request for approval to retain Optionee's rights under this option on the basis of demonstrating that Optionee is not entering into a competitive situation. If a non-competitive situation is demonstrated to the Company's satisfaction, then such approval shall not be unreasonably withheld. In the event Optionee fails to comply with or otherwise breaches this covenant in any way, (i) all unexercised options shall immediately be rescinded and be of no further force or effect, and
(ii) during the one year period following any such termination, Grantor may notify Optionee in writing of the rescission of any options exercised by Optionee after any such termination and/or within nine (9) months prior to any such termination of Optionee's employment. Within ten (10) days after receiving such a notice from Grantor, the Optionee shall pay to Grantor in cash, the aggregate amount of any gain resulting from the exercise by Optionee of such rescinded options and the subsequent sales of the shares received on such exercise or, if no such sale of said shares has occurred, at Grantor's demand, return the shares received on the exercise of such rescinded options against the refund by the Grantor of the exercise price therefor.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                     GENERAL DATACOMM INDUSTRIES, INC. (Grantor)

                                     By:
                                        ---------------------------------------
                                        Howard S. Modlin, Chairman of the Board


---------------------------------
First/Middle/Last Name (Optionee)